Exhibit 5.2

November 29, 2022

ArcelorMittal

24-26, boulevard d’Avranches

L-1160 Luxembourg

Grand Duchy of Luxembourg

Ladies and Gentlemen:

We have acted as special United States counsel to ArcelorMittal, a société anonyme organized under the laws of Luxembourg (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-256031) (the “Registration Statement”) of U.S.$1,200,000,000 aggregate principal amount of 6.550% notes due 2027 and U.S.$1,000,000,000 aggregate principal amount of 6.800% notes due 2032 (the “Notes”) issued under an indenture dated as of June 1, 2015 (the “Base Indenture”) and a supplemental indenture dated as of November 29, 2022 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) in each case among the Company, Wilmington Trust, National Association, as trustee (the “Trustee”), and Citibank, N.A., as securities administrator (the “Securities Administrator”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) an executed copy of the Base Indenture;

(b) an executed copy of the Supplemental Indenture; and

ArcelorMittal, p. 2

(c) a copy of the Notes in global form as executed by the Company and authenticated by the Securities Administrator.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes in global form are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We note that the designation in Section 1.14 of the Indenture and Section 6.6 of the Supplemental Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Indenture (notwithstanding the waiver in Section 1.14 of the Indenture and Section 6.6 of the Supplemental Indenture) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Report on Form 6-K furnished by the Company and incorporated by reference into the Registration Statement and to the reference to this firm in the prospectus supplement dated November 21, 2022 under the heading “Validity of the Notes” as counsel for the Company who have passed on the validity of the Notes being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ John D. Brinitzer
John D. Brinitzer, a Partner